Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NTELOS HOLDINGS CORP.

1. Name. The name of the Corporation is NTELOS Holdings Corp.

2. Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is Fifteen Million One Hundred Thousand (15,100,000) shares, divided into three (3) classes consisting of One Hundred Thousand (100,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); Fourteen Million (14,000,000) shares of Class L Common Stock, par value $.01 per share (“Class L Common Stock”) and One Million (1,000,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”). Class L Common Stock and Class A Common Stock are hereinafter sometimes collectively referred to as “Common Stock.”

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A. PREFERRED STOCK

1. Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally insofar as provided by law or herein.

2. Creation of Series. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

a. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

e. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

g. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

h. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

i. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

3. Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

4. Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation or entity, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein.

5. Redemption. The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed by the Board of Directors in the certificate of designation for such series.

6. Voting Rights. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

B. CLASS L AND CLASS A COMMON STOCK

Except as otherwise provided herein, all shares of Class L Common Stock and Class A Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1. Transfers. The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of the other class of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

2. Subdivision and Combinations of Shares. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Original Cost.

3. Distributions. At the time of each Distribution, such Distribution shall be made to the holders of the Class L Common Stock and Class A Common Stock in accordance with the following priority:

a. First, the holders of Class L Common Stock shall be entitled to receive all or a portion of such Distribution (allocated ratably among such holders based upon the number of shares of Class L Common Stock held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Yield on all outstanding shares of Class L Common Stock as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraphs 3.b or 3.c below until the entire amount of the Unpaid Yield on the outstanding shares of Class L Common Stock as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 3.a to holders of Class L Common Stock shall constitute a payment of Yield on Class L Common Stock.

b. Second, after the required amount of a Distribution has been made in full pursuant to paragraph 3.a above, the holders of Class L Common Stock shall be entitled to receive all or a portion of such Distribution (allocated ratably among such holders based upon the number of shares of Class L Common Stock held by each such holder as of the time of such Distribution) equal to the aggregate Unreturned Original Cost of the outstanding shares of Class L Common Stock as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 3.c below until the entire amount of the Unreturned Original Cost of all outstanding shares of Class L Common Stock as of the time of such Distribution has been paid in full. The Distributions made pursuant to this paragraph 3.b to holders of Class L Common Stock shall constitute a return of Original Cost of Class L Common Stock.

c. Third, after the required amount of a Distribution has been made in full pursuant to paragraphs 3.a and 3.b above, the holders of Common Stock as a group, shall be entitled to receive the remaining portion of such Distribution (allocated ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution).

d. In the case of any non-liquidating Distribution, such Distribution shall be made to the holders of the Class L Common Stock and Class A Common Stock in the manner and in the priority set forth in paragraphs 3.a, 3.b and 3.c hereof; provided that if such non-liquidating Distribution shall be payable in shares of Class L Common Stock or Class A Common Stock, the payments in shares of Class L Common Stock shall be payable to holders of Class L Common Stock and the payments in shares of Class A Common Stock shall be payable to holders of Class A Common Stock.

4. Voting Rights. The holders of Class L Common Stock and Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Class L Common Stock and Class A Common Stock shall be entitled to one vote for each share thereof held.

5. Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Class L Common Stock or Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all payments shall be made to the holders of Class L Common Stock and Class A Common Stock in the manner and in the priority set forth in paragraphs 3.a, 3.b and 3.c hereof in such a manner as will preserve the economic intent of such paragraphs.

6. Definitions.

“Distribution” means each distribution made by the Corporation to holders of capital stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any capital stock held by an employee, director or former employee or director of the Corporation or any of its subsidiaries or (b) any exchange of any capital stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of capital stock.

“Original Cost” of each share of Class L Common Stock shall be equal to $11.00 (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class L Common Stock).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Unpaid Yield” of any share of Class L Common Stock means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

“Unreturned Original Cost” of any share of Class L Common Stock means an amount equal to the excess, if any, of (a) $11.00 per share (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class L Common Stock), over (b) the aggregate amount of Distributions made by the Corporation that constitute a return of Original Cost of such share.

“Yield” means, with respect to each share of Class L Common Stock for each calendar quarter, the amount accruing on such share during such quarter at the rate of 10.0% per annum of the sum of (a) such share’s Unreturned Original Cost, plus (b) Unpaid Yield thereon for all prior quarters. In calculating the amount of any Distribution to be made during a calendar quarter, the portion of a Class L Common share’s Yield for such portion of such quarter elapsing before such Distribution is made shall be taken into account.

5. Business Combinations with Interested Stockholders. The Corporation elects not to be governed by section 203 of the Delaware General Corporation Law (“DGCL”) immediately upon filing of this certificate pursuant to DGCL section 203(b)(1).

6. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 10 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

10. Indemnification.

A. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

B. 1. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Section 10 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Section 10 shall be a contract right.

2. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

C. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

D. The rights and authority conferred in this Section 10 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

E. Neither the amendment nor repeal of this Section 10, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Section 10 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

11. Incorporator. The name and mailing address of the incorporator is Marian T. Ryan, Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.

Dated: April 27, 2005

/s/ Marian T. Ryan
Marian T. Ryan, Incorporator